FOR IMMEDIATE RELEASE		February 25, 2022
Media Contact: Analyst Contact:	Alan Bunnell (602) 250-3376 Amanda Ho (602) 250-3334
Website:	pinnaclewest.com

PINNACLE WEST ADDS FORMER HEAD OF ARIZONA HISPANIC CHAMBER OF COMMERCE
TO ITS BOARD OF DIRECTORS

PHOENIX – Pinnacle West Capital Corp. (NYSE: PNW) announced today that Gonzalo A. de la Melena Jr., Founder and Chief Executive Officer of Phoenix-based Emerging Airport Ventures, has been elected to the company’s board of directors effective immediately.

For nearly a decade, de la Melena served Arizona communities as President and CEO of the Arizona Hispanic Chamber of Commerce where he helped Latino-owned businesses find access to capital and resources to help them grow and prosper. He also was Operator of the Minority Business Development Agency (MBDA), the region’s leading advocate representing more than 200,000-plus minority business enterprises. In that capacity, he worked directly with national and regional economic development organizations and elected officials on supplier development, diversity, equity and inclusion.

“Gonzalo is an impressive executive with a strong combination of corporate, civic and entrepreneurial experience,” said Pinnacle West Chairman, President and Chief Executive Officer Jeff Guldner. “His relationships with Arizona business and Hispanic communities are important qualities that are valued by me and our entire board. Additionally, Gonzalo’s diversity and expertise will make our company stronger and better represent the communities we serve, while helping Arizona grow in responsible ways.”

de la Melena has more than 20 years of management experience in consumer package goods, retail and restaurants. He began his career in “back of the house” restaurant operations before joining consumer products companies Coca-Cola and The Dial Corporation, where he conducted business in more than 30 countries before reaching 30 years of age.

He currently serves on the National Board of Directors for Airport Minority Advisory Council (AMAC), Gainey Business Bancorp (in organization), Education Forward Arizona and is a member of Greater Phoenix Leadership (GPL). He earned a Master of Business Administration from Thunderbird School of Global Management and received an undergraduate degree in business from Arizona State University.

Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of approximately $22 billion, about 6,300 megawatts of generating capacity, and nearly 5,900 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to more than 1.3 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.